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                             PNI TECHNOLOGIES, INC.

EXHIBIT 3

                            ARTICLES OF AMENDMENT OF
                            PREFERRED NETWORKS, INC.


         Pursuant to O.C.G.A.ss.14-2-1006 of the Georgia Business Corporation Code, Preferred Networks, Inc., a Georgia corporation (the "Corporation:"), hereby submits the following Articles of Amendment:

                                       1.

         The name of the Corporation is Preferred Networks, Inc. The charter number of the Corporation is 9717293.

                                       2.

         The Articles of Incorporation of Preferred Networks, Inc. are hereby amended to change the name of the Corporation to PNI Technologies, Inc.

                                       3.

         Pursuant to O.C.G.A.ss.14-2-1002, the Amendment to the Articles of Incorporation was adopted by the written consent of all the Directors of the Corporation on August 10th, 2000. Shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused the due execution of these Articles of Amendment by its duly authorized officer, effective as of the date of filing of these Articles, this 14th day of August, 2000.

                                    PREFERRED NETWORKS, INC.



                                    By: /s/ Mark H. Dunaway
                                        --------------------
                                        Mark H. Dunaway
                                        Chief Executive Officer





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